Contact:

Jerry Kieliszak SVP and CFO Chyron 631-845-2011 jerryk@chyron.com	Marybeth Csaby David Burke KCSA Strategic Communications 212-896-1236 / 1258 mcsaby@kcsa.com/dburke@kcsa.com

CHYRON REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2008

Revenue of $8.3 Million in Q1 08;

Net Income of $255,000 in Q1 08 vs. $44,000 in Q1 07;

Adjusted EBITDA of $768,000 in Q1 08 vs. $214,000 in Q1 07

MELVILLE, N.Y., May 8, 2008 -- Chyron (AMEX: CGS), the leading provider of digital video graphics solutions for On Air, Online, Out of Home and Mobile applications, today announced its first quarter financial results for 2008.

For the first quarter ended March 31, 2008, revenue was $8.3 million, an increase of 28 percent from $6.5 million in the first quarter of 2007. Operating income for the quarter was $175 thousand compared to $16 thousand in the first quarter of 2007.

Net income for the quarter was $255 thousand, or $0.02 per share, as compared to $44 thousand, or $0.00 per share, reported for the first quarter of 2007. Adjusted EBITDA increased to approximately $768 thousand in the first quarter, or 9 percent of revenues, from $214 thousand, or 3 percent of revenues, in the first quarter of 2007. The Company defines Adjusted EBITDA as GAAP net income plus interest, income tax expense, depreciation, amortization and non-cash stock options expense. The explanation of this measure of results and reconciliation of Adjusted EBITDA to the GAAP measure of net income is set forth at the end of this release.

Michael Wellesley-Wesley, Chyron President and CEO, commented, "Our first quarter sales grew 28 percent year-over-year and reflect strong demand for our broadcast graphics and channel branding systems and services. This demand is driven in large part by the worldwide transition from analog to digital television and the increasingly widespread adoption of HDTV. The changes in newsroom workflows inherent in the transition to digital television and our customers' drive for increased production efficiencies are resulting in increased spending in the area of graphics and video asset management infrastructure where we have best of breed solutions at competitive price points."

"We successfully launched our AXIS suite of web-based content creation services at the recent NAB tradeshow. The AXIS suite was awarded the TV Technology Star Award for technological innovation and met with enthusiastic customer reaction. A major US TV Group has already indicated its desire to deploy AXIS across all its TV stations and in the online world Yahoo Finance is using AXIS on a daily basis to build components for its Tech Ticker video service."

"Now that the initial AXIS services are available as a commercial solution, we are focused on execution and building the subscriber base. The first market we intend to address is our more than 5,000 broadcast customers worldwide. It is, however, worth emphasizing that the AXIS approach to content creation based on the 'computing in the cloud' model opens up market opportunities for Chyron that go way beyond our traditional markets."

Mr. Wellesley-Wesley concluded, "We are very excited about our future prospects. Our momentum and recent market share gains in the broadcast business which are exemplified by our winning the NBC Universal and NBC Olympics business, coupled with our successful integration and introduction of AXIS, put us in a strong position to drive future growth. With a large number of our broadcast customers owning and operating large, diverse businesses including newspapers and websites, we are optimistic that AXIS subscriber growth will benefit from our existing relationships in broadcast and that Chyron will translate that success into a leadership position in Online and Out of Home digital video graphics solutions."

First quarter revenues of $8.3 million represent a 28% increase over the $6.5 million reported in the year ago quarter, and are the highest reported first quarter revenues in many years. Geographically, first quarter revenues grew 24 percent in the U.S. and 39 percent internationally as compared to the year ago quarter. By product line, broadcast graphics revenues were $7.9 million, up 26 percent; digital displays revenues were $0.3 million, up 18 percent; and Axis service revenues were $0.1 million for the months of February and March.

Gross profit margin for the quarter increased to 71% from the 68% reported for last year's first quarter primarily as a result of lower material costs and lower overhead rates due to increased volume and the ability to absorb fixed costs.

Cash at quarter-end was $3.1 million, which is down from the $6.3 million at the beginning of the quarter. Part of this decline is due to the use of $1.2 million towards the Axis assets acquisition in January, and the remainder of the variance is primarily due to timing of cash flows in the quarter, particularly with respect to accounts receivable which increased $0.7 million and accounts payable and accrued expenses which decreased $1.9 million during the quarter.

Webcast of Earnings Conference Call

Chyron Corporation management will host a conference call on Thursday, May 8, 2008 at 10:00 AM Eastern time. Participants who wish to participate over the Internet may access the call at www.chyron.com or www.earnings.com. Web participants are encouraged to go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

Participants who wish to participate using the telephone may go to www.theconferencingservice.com/prereg/key.process?key=PJFBKMWUC to pre-register. Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference. Pre-registration takes only a few moments and you may pre-register at any time, including up to and after the call start time. Upon pre-registering you will be provided with a confirmation with the dial-in telephone numbers, participant pass code and your unique PIN.

Alternatively, if you would rather be placed into the call by an operator, please call, at least 15 minutes prior to the call start time, 877.391.6746 (US and Canada) or 617.597.9377

(International) and refer to pass code 30563886. The replay numbers are 888.286.8010 (US and Canada) or 617.801.6888 (International), and pass code is 75269119; the online archives will be available shortly after the conclusion of the call on both sites. Each replay will continue for seven days, through May 15.

About Chyron

Chyron continues to define and dominate the world of digital and broadcast graphics with Web, Mobile, HD, 3D, and newsroom integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as the undisputed leader in the industry with sophisticated graphics offerings that include Online, Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, the award-winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron products and services please visit the company websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv (AMEX: CGS).

Forward-looking Statement

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, and expansion into new markets.

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- TABLES FOLLOW -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007

Net sales	$8,304	$6,529
Gross profit	5,860	4,408
Operating expenses:
Selling, general and administrative	4,170	3,261
Research and development	1,515	1,131
Total operating expenses	5,685	4,392
Operating income	175	16
Interest and other income, net	80	28
Net income	$ 255	$ 44

Net income per common share -
basic and diluted:	$0.02	$0.00

Weighted average number of common and
common equivalent shares outstanding -
Basic	15,488	15,217
Diluted	16,597	15,988

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In U.S. dollar thousands)

	March 31,	December 31,
	2008	2007
Assets:
Cash and cash equivalents	$ 3,115	$ 6,290
Accounts receivable, net	6,636	5,909
Inventories, net	2,838	2,796
Deferred taxes	686	686
Other current assets	384	441
Total current assets	13,659	16,122
Non-current assets	6,504	3,355
Total assets	$20,163	$19,477

Liabilities and shareholders' equity:
Current liabilities	$ 7,173	$ 7,675
Non-current liabilities	1,205	1,666
Total liabilities	8,378	9,341

Shareholders' equity	11,785	10,136
Total liabilities and shareholders' equity	$20,163	$19,477

The Company defines Adjusted EBITDA as GAAP net income plus interest, income tax expense, depreciation, amortization and non-cash stock options expense. The Company considers Adjusted EBITDA to be a good indication of the Company's ability to generate cash flow. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income as a measure of performance.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (Unaudited)
(In U.S. dollar thousands)

	Three Months Ended
	March 31,
	2008	2007

Net income	$255	$ 44
Interest, net	(7)	(12)
Income taxes	0	6
Depreciation	167	108
Amortization	33	0
EBITDA	$448	$146
Stock Options Expense	320	68
Adjusted EBITDA	$768	$214

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